Exhibit 23.1

INDEPENDENT AUDITORS'CONSENT

We consent to the incorporation by reference in this Registration Statement of Crane Co. on Form S-8 of our report dated January 16, 2001, incorporated by reference in the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Stamford, Connecticut
June 22, 2001